SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549


Schedule 13G
12/31/2000


Under the Securities Act of 1934



EMCOR Group, Inc.
(Name of Issuer)


COMMON STOCK
(Title of Class of Securities)


29084Q100




















CUSIP Number:	29084Q100

1)	NAME OF REPORTING PERSON
Albert Fried & Company, LLC.
13-5089432

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

								(a) /   /
								(b) /X/
3)	SEC USE ONLY

4)	CITIZEN OR PLACE OF ORGANIZATION
			NEW YORK

5)	SOLE VOTING POWER
			1,175,415

6)	SHARED VOTING POWER
			NONE

7)	SOLE DISPOSITIVE OOWER
			1,175,415

8)	SHARED DISPOSITIVE POWER
			0

9)	AGGREEGRATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
			1,175,415

10)

11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
			10.54%

12)	TYPE OF REPORTING PERSON
			BD, OO



















CUSIP Number:	29084Q100

1)	NAME OF REPORTING PERSON
		Albert Fried Jr.
		 056265544

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

								(a) /   /
								(b) /X/
'3)	SEC USE ONLY

4)	CITIZEN OR PLACE OF ORGANIZATION
			UNITED STATES


5)	SOLE VOTING POWER
		35,007

6)	SHARED VOTING POWER
			1,210,422

7)	SOLE DISPOSITIVE OOWER
		35,007


8)	SHARED DISPOSITIVE POWER
			1,210,422

9)	AGGREEGRATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
			1,210,422*

10)

11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
			10.86%

12)	TYPE OF REPORTING PERSON
			IN


*Albert Fried Jr., as the managing member of Albert Fried & Company, LLC, may be deemed to beneficially own the shares reported herein by Albert Fried & Company, LLC.
Accordingly, the shares reported herein by Albert Fried Jr. includes those shares separately reported herein by Albert Fried
& Company, LLC.








ITEM 1(a)	NAME OF ISSURER:
		Emcor Group Incorporated

ITEM 1(b)	ADDRESS OF ISSUER'S PRINCIPAL OFFICES:
		101 Merritt Seven Corporate Park
		Norwalk, CT 06851

ITEM 2(a)	NAMES OF PERSON FILING:
(1)	Albert Fried & Company, LLC a New York Limited Liability
Company.  The members of Albert Fried & Company, LLC are Albert
Fried Jr., John P. Vazzana, Christina E. Fried and Anthony Katsingris.

(2)	Albert Fried Jr.


ITEM 2(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE:

		40 Exchange Place, New York, NY 10005

ITEM 2(c)	CITIZENSHIP:
(1)	Albert Fried & Company, LLC IS ORGANIZED UNDER THE
LAWS OF THE state of New York. Each of the individuals referred to in item 2(a) is a United States citizen.

(2)	Albert Fried Jr. is a citizen of the United States.

ITEM 2(d)	TITLE OF CLASS OF SECURITIES:

			COMMON STOCK

ITEM 2(e)	CUSIP NUMBER:
			29084Q100

ITEM 3	STATEMENT IS FILIED PURSUANT TO RULE 13d-1 (b):

(A)	BROKER OR DEALER REGISTERED UNDER SECTION 15 OF
THE ACT.









ITEM 4	OWNERSHIP:

(1)	ALBERT FRIED & COMPANY, LLC.
4(a)	AMOUNT BENEFICIALLY OWNED:
					1,175,415 SHARES OF COMMON STOCK.
				4(b)	PERCENT OF CLASS:	10.54%
	4 (c )	NUMBER OF SHARES AS WHICH SUCH
PERSON HAS:
(i)	SOLE POWER TO VOTE OR TO DIRECT
THE VOTE: 1,175,415
(ii)	SHARES POWER TO VOTE OR DIRECT
THE VOTE: NONE
(iii)	SOLE POWER TO DISPOSE OR TO
DIRECT THE DISPOSITION OF:
1,175,415
(iv)	SHARED POWER TO DISPOSE OR TO
DIRECT THE DISPOSITION OF: NONE

(2)	ALBERT FRIED, JR.
4(a)	AMOUNT BENEFICIALLY OWNED:
					1,210,422 SHARES OF COMMON STOCK.
				4(b)	PERCENT OF CLASS:	10.86%
	4 (c )	NUMBER OF SHARES AS WHICH SUCH
PERSON HAS:
(v)	SOLE POWER TO VOTE OR TO DIRECT
THE VOTE: 35,007
(vi)	SHARES POWER TO VOTE OR DIRECT
THE VOTE: 1,210,422
(vii)	SOLE POWER TO DISPOSE OR TO
DIRECT THE DISPOSITION OF: 35,007
(viii)	SHARED POWER TO DISPOSE OR TO
DIRECT THE DISPOSITION OF:
1,210,422


ITEM 5	OWNERSHIP OF LESS THAN 5% OF A CLASS:
			NOT APPLICABLE

ITEM 6	OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER
PERSON:
			NOT APPLICABLE

ITEM 7	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY
THE PARENT HOLDING COMPANY:
			NOT APPLICABLE
ITEM 8	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
GROUP:
			NOT APPLICABLE

ITEM 9	NOTICE OF DISSOLUTION OF GROUP:
			NOT APPLICABLE


ITEM 10	CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect. After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

		DATE: February 12, 2001

		ALBERT FRIED & COMPANY, LLC.
		By	/s/ Albert Fried, Jr.
		-------------------------------
		Name: Albert Fried, Jr.
		Title: Managing Member

		/s/ Albert Fried, Jr.
		-------------------------------
Albert Fried, Jr.